As filed with the Securities and Exchange Commission on January 5, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GP STRATEGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-0845774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6095 Marshalee Drive, Suite 300 Elkridge, Maryland	21075
(Address of Principal Executive Offices)	(Zip Code)

GP Strategies Corporation 2011 Stock Incentive Plan

(Full title of the plan)

Kenneth L. Crawford Senior Vice President, Secretary and General Counsel GP Strategies Corporation 6095 Marshalee Drive, Suite 300 Elkridge, Maryland 21075 (410) 379-3600	Kelly Tubman Hardy, Esq. DLA Piper LLP (US) 6225 Smith Avenue Baltimore, Maryland 21209 (410) 580-3000
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share			Proposed maximum aggregate offering price			Amount of registration fee
Common Stock, $0.01 par value
Shares newly registered	1,646,609			$13.35	(2)		$21,982,230	(2)		$2,520	(2)
Shares previously registered and carried forward from registration statement for prior plans	1,355,764		$	N/A	(3)	$	N/A	(3)	$	N/A	(3)
TOTAL	3,002,373	(1)		$13.35			$21,982,230			$2,520

(1)           The Registrant maintains the GP Strategies Corporation 1973 Non-Qualified Stock Option Plan and the GP Strategies Corporation 2003 Incentive Stock Plan (collectively, the “Prior Plans”).  The Registrant adopted the GP Strategies 2011 Stock Incentive Plan (the “2011 Plan”) which replaced the Prior Plans effective as of October 14, 2011, and no additional awards will be granted under the Prior Plans after that date.  An aggregate of 1,355,764 shares of Common Stock are available for offer or sale under the 2011 Plan as of its effective date.  This amount equates to the number of shares that were remaining available for offer or sale under the Prior Plans as of October 14, 2011, but which were not subject to outstanding awards as of that date (the “Carried Forward Shares”). The Carried Forward Shares were registered previously pursuant to a Registration Statement on Form S-8 filed on April 8, 2005 (file no. 333-123949).  The Registrant is concurrently filing a Post-Effective Amendment to the Registration Statement on Form S-8 (file no. 333-123949) to reflect the movement of the Carried Forward Shares registered thereunder to this Registration Statement.  In addition to the Carried Forward Shares, according to the terms of the 2011 Plan, if any award, or portion of an award, outstanding under the Prior Plans expires or terminates unexercised, becomes unexercisable, is forfeited or otherwise terminated, surrendered or canceled as to any shares, or is settled in cash without delivery of shares of Common Stock, the shares of Common Stock subject to such award shall thereafter be available for offer or sale pursuant to awards granted under the 2011 Plan (the “Recycled Shares”).  As of October 14, 2011, there were 1,646,609 awards outstanding under the Prior Plans, any of which could potentially become a Recycled Share available for offer or sale under the 2011 Plan.  Such potential Recycled Shares are registered on this Registration Statement as newly registered shares.  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2)           Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h).  The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of GP Strategies Corporation Common Stock reported on the New York Stock Exchange on January 4, 2012 (i.e., $13.35).

(3)           The Carried Forward Shares with respect to the Prior Plans were registered pursuant to a Registration Statement on Form S-8 filed on April 8, 2005 (file no. 333-123949).  Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Registrant has carried forward the registration fees previously paid for the Carried Forward Shares.  The Registrant is concurrently filing a Post-Effective Amendment to the Registration Statement on Form S-8 (file no. 333-123949) to reflect the carry forward of shares registered thereunder to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)           The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010;

(b)           All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)           Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

James L. Galante, Assistant General Counsel of GP Strategies Corporation, provides the opinion regarding the legal validity of the shares of Common Stock being registered for issuance under the 2011 Plan.  As of the date of this filing, Mr. Galante beneficially owns 1,534 shares of our common stock, 417 restricted stock award units, and options to purchase 5,000 shares of our common stock.

Item 6.   Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation provides that the directors of the Registrant will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•      for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

•      for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•      under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

•      for any transaction from which the director derives an improper personal benefit.

The Registrant’s bylaws provide for the indemnification of its directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The indemnification provided under the Registrant’s certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had. The Registrant may pay these expenses in advance of the final disposition of a proceeding only if the director or officer agrees to repay these amounts if it is ultimately determined that the director or officer is not entitled to be indemnified. If the Registrant does not pay a claim for indemnification within 60 days, the claimant may bring an action to recover the unpaid amount of the claim and, if successful, the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

The indemnification provided by the Registrant’s bylaws is not deemed to be exclusive of any other right to which a person seeking indemnification may be entitled under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.  In addition, the Registrant has entered into agreements with its directors and executive officers to provide for indemnification and payment of expenses to the extent permitted by applicable law and the Registrant’s bylaws.

The Registrant maintains standard policies of insurance under which coverage is provided to its directors, officers, employees and agents to insure them against liability for actions or omissions occurring in their capacity as a director, officer, employee or agent, subject to certain exclusions and limitations.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1

Composite of the Restated Certificate of Incorporation of the Registrant including all amendments through December 31, 2011. Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on January 3, 2012.

4.2

GP Strategies Corporation Amended and Restated By-Laws, including all amendments through December 31, 2011. Incorporated herein by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed on January 3, 2012.

5.1	Opinion of James L. Galante, Esq., regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (filed herewith)

99.1	GP Strategies Corporation 2011 Stock Incentive Plan. Incorporated herein by reference to Appendix B of the Registrant’s Form DEF 14A filed on November 1, 2011.

99.2	Form of Nonqualified Stock Option Notice and Option Agreement under the GP Strategies Corporation 2011 Stock Incentive Plan (filed herewith)

99.3	Form of Stock Unit Agreement under the GP Strategies Corporation 2011 Stock Incentive Plan (filed herewith)

Item 9.   Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Elkridge, Maryland, on January 4, 2012.

GP STRATEGIES CORPORATION

By:	/s/ Scott N. Greenberg
Scott N. Greenberg
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott N. Greenberg
Scott N. Greenberg	Chief Executive Officer (Principal Executive Officer and Director)	January 4, 2012

/s/ Sharon Esposito-Mayer
Sharon Esposito-Mayer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 4, 2012

A majority of the Board of Directors (Harvey P. Eisen; Daniel M. Friedberg; Marshall S. Geller; Scott N. Greenberg; Sue W. Kelly; Richard C. Pfenniger, Jr.; A. Marvin Strait; and Gene A. Washington).

Date: January 4, 2012	By:	/s/Scott N. Greenberg
Scott N. Greenberg For himself and as Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1

Composite of the Restated Certificate of Incorporation of GP Strategies Corporation including all amendments through December 31, 2011. Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on January 3, 2012.

4.2

GP Strategies Corporation Amended and Restated By-Laws, including all amendments through December 31, 2011. Incorporated herein by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed on January 3, 2012.

5.1	Opinion of James L. Galante, Esq., regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (filed herewith)

99.1	GP Strategies Corporation 2011 Stock Incentive Plan. Incorporated herein by reference to Appendix B of the Registrant’s Form DEF 14A filed on November 1, 2011.

99.2	Form of Nonqualified Stock Option Notice and Option Agreement under the GP Strategies Corporation 2011 Stock Incentive Plan (filed herewith)

99.3	Form of Stock Unit Agreement under the GP Strategies Corporation 2011 Stock Incentive Plan (filed herewith)